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                                                                   EXHIBIT 10.70


                                  OAKLEY, INC.

                    EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

                 AS AMENDED AND RESTATED THROUGH APRIL 17, 1999

         This Executive Officer Performance Bonus Plan (the "Plan") was adopted by the Board of Directors of Oakley, Inc. (the "Company") on August 8, 1995. The Board of Directors of the Company subsequently amended the Plan on April 17, 1999 to include provisions to comply with the requirements for "performance-based compensation" within the meaning Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                     PURPOSE

         This Plan is designed to reward executive officers of the Company for achieving corporate performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to link their goals and interests more closely with those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers.

                                    ARTICLE I

                          ELIGIBILITY AND PARTICIPATION

         I.1 All executive officers of the Company shall be eligible to participate in the Plan. Prior to or at the time performance objectives are established for a "Performance Period," as defined below, the Committee of the Company's Board of Directors (the "Board") designated under Section 6.1 (the "Committee") will identify those executive officers who shall in fact be participants for such Performance Period.

                                   ARTICLE II

            PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

         II.1 The fiscal year of the Plan (the "Plan Year") shall be the calendar year; provided, however, that the first Plan Year shall be the short year that commences on the date that the Board approves the adoption of the Plan and ends on the following December 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Plan shall generally be the Plan Year; provided however, that the Committee shall have the authority to designate different Performance Periods under the Plan.

         II.2 The Committee shall establish in writing, with respect to each Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Plan if and to the extent that the performance goals are attained.

         II.3 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, sales, cost reductions and savings, return on revenues or productivity. In addition, performance goals may be based upon a participant's attainment of specific objectives set for that participant's performance by the Company with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility. Measurements of the Company's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.



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                                   ARTICLE III

                          DETERMINATION OF BONUS AWARDS

         III.1 As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Company and the participants have achieved the performance goal or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each participant's bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

         III.2 No participant's bonus shall exceed $3,000,000 for any Plan Year.

                                   ARTICLE IV

                                PAYMENT OF AWARDS

         IV.1 Approved bonus awards shall be payable by the Company in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing pursuant to Section 3.l that the relevant performance goals were achieved; provided, that the Committee may, in its discretion, make reasonable advances to any Participant based upon relevant Company or individual performance during a portion of a Performance Period as measured against the performance goals or goals established for such Participant with respect to the entire Performance Period. Notwithstanding anything to the contrary, no bonus awards shall be payable for any Plan Year commencing on or after January 1, 1999 unless and until the shareholders of the Company approve the amendments to the Plan adopted by the Board on April 17, 1999.

         IV.2 Except as otherwise provided in any employment agreement between the Company and a participant or as otherwise determined by the Committee, a bonus award that would otherwise be payable to a participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period (or who is employed on the last day of a Performance Period but is absent from the performance of the participant's duties for a significant portion of the Plan Year) shall be prorated, or not paid, as follows:

         (1)  Terminated due to disability           Prorated based on active service
                                                     during Performance Period

         (2)  Retirement in accordance with the      Prorated based on active service
              Company's retirement policies          during Performance Period

         (3)  Resignation prior to retirement        No award
              without mutual written agreement

         (4)  Resignation pursuant to mutual         Prorated based on active service
              written agreement                      during Performance Period

         (5)  Leave of absence                       Prorated based on active service during
                                                     Performance Period

         (6)  Death of participant                   Prorated based on active service during
                                                     Performance Period


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                                    ARTICLE V

                           OTHER TERMS AND CONDITIONS

         V.1 No person shall have any legal claim to be granted an award under the Plan, and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

         V.2 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employment of the Company or any subsidiary or to maintain any participant's compensation at any level.

         V.3 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

                                   ARTICLE VI

                                 ADMINISTRATION

         VI.1 Upon establishment by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder. Prior to such time, the Board shall constitute the Committee hereunder.

         VI.2 The Committee shall have full power, authority and discretion to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

         VI.3 The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

         VI.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

         VI.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time.

         VI.6 To the extent permitted by applicable law, (a) no member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and (b) the Company shall indemnify and hold harmless each member of the Committee against any reasonable cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

         VI.7 The place of administration of the Plan shall be in the State of California, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of California.


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